Exhibit 99.1

Microvision Announces First Quarter 2010 Results

Company Reports Record $16.7 Million Backlog for PicoP Based Products

REDMOND, Wash.--(BUSINESS WIRE)--May 10, 2010--Microvision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today reported operating and financial results for the first quarter of 2010.

Operating Results

“I’m pleased to report we have received purchase orders of over $16.7 million for PicoP® based products, both the accessory pico projector and PicoP display engine, through our distribution channels in Asia, Europe and North America,” stated Alexander Tokman, President and CEO. “We continue to focus on improving our production and supply chain capabilities to meet this strong demand and with the recent addition of a second qualified green laser supplier, we are confident that we can fulfill product deliveries in increased volumes to our distribution partners and continue to accept additional purchase orders.”

Key business and technical milestones achieved during the first quarter:

  Commercial release of the SHOWWX™ laser pico projector in the U.S.
  Completion of the design and supply of early evaluation samples of the new low power PicoP laser display engine to OEMs.
  Receipt of the largest single product order in the company’s history for the PicoP engine.

Also in the first quarter, Microvision’s SHOWWX laser pico projector won several top industry awards for its notable design and performance at the annual Consumer Electronics Show (CES) and Macworld, including:

  The “CES Innovations 2010 Design and Engineering Award”.
  The popular vote for “Last Gadget Standing” from CES.
  “Best of Show” selected by the editors of Macworld.

Microvision’s innovation and strong patent portfolio were recognized by two prestigious global IP organizations:

  The Institute of Electrical and Electronics Engineers (IEEE) ranked Microvision’s IP as 13th among global companies for patent pipeline power and 1st among U.S. based companies in the sector of electronics. Microvision has been recognized by IEEE as a top 20 electronics company for its patent portfolio strength over the past three years, each year showing an improved rating.
  The Patent Board as published in the Wall Street Journal, ranked Microvision in the top 50 global companies for the second consecutive year for U.S. patent filings.

Financial Results

The following financial results are for the three months ended March 31, 2010, compared to the same period one year earlier.

  Revenue of $668,000, compared to $951,000. The company’s revenue has decreased as it transitions away from its historical contract revenue model and initiates commercialization of products based on its PicoP technology.
  Backlog of $16.7 million at March 31, 2010, compared to $617,000. The record increase in backlog is composed almost exclusively of orders for the company’s PicoP embedded engine and its SHOWWX laser pico projector.
  Operating loss of $9.5 million, compared to $9.1 million. The increased operating loss was due to both higher operating costs attributable to the launch of the SHOWWX product and lower contract revenue in 2010.
  Net loss of $9.1 million, or $0.10 per share compared to $8.9 million, or $0.13 per share.
  Net cash used in operating activities of $9.6 million, compared to $8.8 million. The increase was attributable to a higher net loss and an increase in working capital requirements to ramp SHOWWX production.
  The company ended the quarter with $35.6 million in cash, cash equivalents and investment securities.

The company will discuss its operating and financial results and current business operations during its conference call at 4:30 p.m. ET / 1:30 p.m. PT today.

Conference Call

Microvision will host a conference call today at 4:30 p.m. ET / 1:30 p.m. PT. Participants may join the conference call by dialing 866-362-4666 (for U.S. participants) or 617-597-5313 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 51645099. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com/investors. The web cast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About Microvision

Microvision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit the company’s website (www.microvision.com) and corporate blog (www.microvision.com/displayground).

Forward Looking Statement

Certain statements contained in this release, including those relating to operating results, product development, future distribution and growth and potential product benefits are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: capital market risks, our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; our customers’ or our failure to perform under open purchase orders; potential product liability claims, and other risk factors identified from time to time in the company's SEC reports and other filings, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	March 31,	December 31,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$33,027	$43,025
Investment securities, available-for-sale	2,617	2,710
Accounts receivable, net of allowances	555	913
Costs and estimated earnings in excess of billings on uncompleted contracts	30	70
Inventory	3,607	926
Other current assets	793	751
Total current assets	40,629	48,395

Property and equipment, net	4,467	3,904
Restricted investments	1,189	1,189
Other assets	48	48
Total assets	$46,333	$53,536

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$5,811	$4,949
Accrued liabilities	5,083	4,190
Billings in excess of costs and estimated earnings on uncompleted contracts	47	55
Liability associated with common stock warrants	447	840
Current portion of capital lease obligations	62	62
Current portion of long-term debt	81	78
Total current liabilities	11,531	10,174

Capital lease obligations, net of current portion	139	157
Long-term debt, net of current portion	222	244
Deferred rent, net of current portion	981	1,070
Total liabilities	12,873	11,645

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	89	89
Additional paid-in capital	374,083	373,405
Accumulated other comprehensive loss	(25)	(33)
Accumulated deficit	(340,687)	(331,570)
Total shareholders' equity	33,460	41,891
Total liabilities and shareholders' equity	$46,333	$53,536

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2010	2009

Contract revenue	$298	$712
Product revenue	370	239
Total revenue	668	951

Cost of contract revenue	128	383
Cost of product revenue	1,159	241
Total cost of revenue	1,287	624

Gross margin	(619)	327

Research and development expense	4,998	5,610
Sales, marketing, general and administrative expense	3,888	3,814
Total operating expenses	8,886	9,424

Loss from operations	(9,505)	(9,097)

Interest income	29	64
Interest expense	(17)	(11)
Gain on derivative instruments, net	395	180
Other expense	(19)	(1)

Net loss	$(9,117)	$(8,865)

Net loss per share - basic and diluted	$(0.10)	$(0.13)

Weighted-average shares outstanding - basic and diluted	88,693	68,080

CONTACT:
Microvision, Inc.
Tiffany Bradford, 425-936-6847 (investors)
or
Matt Nichols, 425-882-6657 (media)